Exhibit 99.2

NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT: William Hamilton
April 5, 2007	617-292-9689
william.hamilton@fhlbboston.com

PATRICK CLANCY APPOINTED TO
FEDERAL HOME LOAN BANK OF BOSTON BOARD OF DIRECTORS

BOSTON — Patrick Clancy, president and chief executive officer of the Boston-based nonprofit corporation The Community Builders, has been appointed to the board of directors of the Federal Home Loan Bank of Boston (the Bank). Mr. Clancy will fill the remainder of a three-year term that began on January 1, 2005.

The Community Builders is a large nonprofit housing and development organization active in 15 states. It has worked with a wide array of community interests and cities on efforts to meet affordable-housing needs. The organization has created over 20,000 units of housing, managing 7,000 of those units. It has arranged over $1 billion in financing for its community development work.

Mr. Clancy is a graduate of Holy Cross College and holds a J.D. from Harvard Law School. In 2004, he received the Sanctae Crucis award for his lifetime contribution to improving urban neighborhoods. He previously served on the Bank’s affordable housing advisory council.

Mr. Clancy was one of six individuals named to appointed director vacancies on the Bank’s board of directors by the Federal Housing Finance Board, regulator of the Federal Home Loan Banks. He was selected from a slate of candidates submitted by the Bank’s board of directors.

The Federal Home Loan Bank of Boston (www.fhlbboston.com) is a cooperatively owned wholesale bank for the six New England states. Its mission is to support the residential-mortgage and community-development lending activities of its members, which include over 460 financial institutions across New England. To accomplish its mission, the Bank utilizes private-sector capital to provide members and other qualified customers with reliable access to low-cost wholesale funds, liquidity, a competitive outlet for the sale of loans, special lending programs, technical assistance, and other products and services.

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Federal Home Loan Bank of Boston    |    111 Huntington Avenue    |    Boston, MA 02199    |    617-292-9600
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